EXHIBIT 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: June 25, 2008

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Second Quarter Distribution

Louisville, KY (June 25, 2008) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that the board of directors of its managing general partner, NTS Realty Capital, Inc., approved a quarterly distribution of $0.08 per unit on the Company’s limited partnership units. The distribution will be paid on July 17, 2008, to limited partners of record at the close of business on July 10, 2008.

In June 2007, the Company received revised assessment notices for its four properties located in Marion County, Indiana. The Company appealed these assessments that same month. In July 2007, Indiana’s Governor ordered a reassessment of all real property in Marion County, Indiana. At that time, the Governor froze real estate tax bills at the 2006 amounts. On June 11, 2008, the Company received revised real estate tax assessments for its four properties located in Marion County, Indiana. The prior assessment value of the four properties totaled approximately $55 million. The latest assessment values for these same four properties totals approximately $84 million. Based on an appeal filed in June 2007, the Company prevailed in lowering the assessed value on one property from $17.6 million to $10.5 million. The Company is continuing to appeal the property tax assessments on its remaining three properties in Marion County. There can be no assurance these appeals will be successful or completed in a timely manner. If the remaining appeals are not successful, the resulting taxes that the Company would pay during 2008 related to the three remaining properties under appeal could exceed the 2007 property tax expense on those properties by approximately $1 million. Accordingly, the Company’s managing general partner’s board of directors has reduced the Company’s second quarter 2008 distribution ($0.08 per unit) in comparison to its second quarter 2007 distribution ($0.10 per unit) as a result of the uncertainty surrounding the Marion County assessed values.

Distributions to limited partners are made in accordance with the Company’s distribution policy as described in its most recent annual report on Form 10-K filed with the Securities and Exchange Commission on March 25, 2008. A spokesperson for the Company indicated that, “The amount of any future distributions will be subject to the performance of the Company’s properties, its potential acquisitions and dispositions, the need for cash reserves and other factors, including, but not limited to the continued volatility being exhibited in the global financial markets and the outcome of the pending tax appeals. In addition, the actual amount and timing of all future distributions must be approved by the managing general partner’s board of directors.”

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About NTS Realty Holdings Limited Partnership

The Company directly, or as a tenant in common with unaffiliated co-owners, currently owns twenty-one properties, comprised of eleven multifamily properties, seven office buildings and business centers and three retail properties. The properties are located in and around Louisville and Lexington, Kentucky, Nashville, Tennessee, Richmond, Virginia, Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 25, 2008, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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